Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of June 30, 2016, revenue and expenses for three and six months ended June 30, 2016 and 2015 and cash flows for the six months ended June 30, 2016 and 2015. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the QVC Group and the Ventures Group, respectively.  The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the six months ended June 30, 2016 included in this Quarterly Report on Form 10-Q.

As discussed in note 3 of the accompanying condensed consolidated financial statements, Liberty sold Backcountry.com, Inc. (“Backcountry”) on June 30, 2015.  Backcountry is not presented as a discontinued operation as the sale did not represent a strategic shift that had a major effect on Liberty’s operations and financial results.

As discussed in note 2 of the accompanying condensed consolidated financial statements, on October 1, 2015, Liberty acquired all of the outstanding shares of zulily, inc. (“zulily”) (now known as zulily, llc). zulily is an online retailer offering customers a fun and entertaining shopping experience with a fresh selection of new product styles launched each day.  zulily is attributed to the QVC Group.

The QVC Group common stock is intended to reflect the separate performance of our QVC Group which is comprised of our consolidated subsidiaries, QVC, Inc. (“QVC”) and zulily, and our approximate 38% interest in HSN, Inc. The Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which is comprised primarily of our interests in Bodybuilding.com, LLC (“Bodybuilding”), CommerceHub (until July 22, 2016), Evite, Inc. (“Evite”) and Backcountry (through June 30, 2015), interests in Expedia, Inc., FTD Companies, Inc. (“FTD”), LendingTree, Inc. and Liberty Broadband Corporation (“Liberty Broadband”) and available-for-sale securities Charter Communications, Inc., Interval Leisure Group, Inc. and Time Warner Inc.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the QVC Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of QVC Group common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of QVC Group common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

QVC Group

	June 30, 2016	December 31, 2015
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$394	426
Trade and other receivables, net	$861	1,379
Inventory	$1,043	945
Investments in affiliates, accounted for using the equity method	$225	208
Total assets	$14,630	15,141
Long-term debt, including current portion	$6,398	6,535
Deferred income tax liabilities	$1,226	1,359
Net assets attributable to QVC Group common stock shareholders	$5,066	5,195

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	amounts in millions
Summary operations data:
Revenue	$2,424	1,998	4,791	3,936
Cost of sales	1,538	1,234	3,073	2,455
Operating expenses	157	142	310	280
Selling, general and administrative expenses (1)	261	189	525	379
Depreciation and amortization	214	149	423	301
Operating income (loss)	254	284	460	521
Interest expense	(71)	(70)	(147)	(145)
Share of earnings (losses) of affiliates, net	9	9	30	33
Realized and unrealized gains (losses) on financial instruments, net	5	8	4	(2)
Other income (expense), net	20	(31)	25	(23)
Income tax benefit (expense)	(79)	(80)	(136)	(104)
Net earnings (loss)	138	120	236	280
Less net earnings (loss) attributable to noncontrolling interests	11	8	19	17
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$127	112	217	263

Includes stock-based compensation of $19 million and $12 million for the three months ended June 30, 2016 and 2015, respectively.
(1)

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	June 30, 2016	December 31, 2015
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$116	2,023
Investments in available-for-sale securities and other cost investments	$1,766	1,349
Investments in affiliates, accounted for using the equity method	$1,300	1,433
Investment in Liberty Broadband measured at fair value	$2,561	-
Total assets	$6,064	6,039
Long-term debt, including current portion	$1,829	2,172
Deferred income tax liabilities	$2,531	2,143
Net assets attributable to Liberty Ventures common stock shareholders	$1,826	1,592

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	amounts in millions
Summary operations data:
Revenue	$139	254	282	530
Cost of sales	83	175	174	369
Operating	20	24	37	46
Selling, general and administrative expenses (1)	33	58	77	103
Depreciation and amortization	7	12	15	28
Operating income (loss)	(4)	(15)	(21)	(16)
Interest expense	(21)	(20)	(38)	(40)
Share of earnings (losses) of affiliates, net	(9)	78	(51)	57
Realized and unrealized gains (losses) on financial instruments, net	338	24	332	30
Gains (losses) on dispositions, net	2	111	9	111
Other, net	79	2	101	9
Income tax benefit (expense)	(136)	(42)	(110)	(21)
Net earnings (loss)	249	138	222	130
Less net earnings (loss) attributable to noncontrolling interests	—	8	—	8
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$249	130	222	122

(1)	Includes stock-based compensation of $5 million and $17 million for the three months ended June 30, 2016 and 2015, respectively.

BALANCE SHEET INFORMATION

June 30, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$394	116	—	510
Trade and other receivables, net	861	52	(1)	912
Inventory, net	1,043	45	—	1,088
Other current assets	190	14	—	204
Total current assets	2,488	227	(1)	2,714
Investments in available-for-sale securities and other cost investments (note 2)	4	1,766	—	1,770
Investments in affiliates, accounted for using the equity method (note 3)	225	1,300	—	1,525
Investment in Liberty Broadband measured at fair value (note 3)	—	2,561	—	2,561
Property and equipment, net	1,194	36	—	1,230
Intangible assets not subject to amortization	9,396	128	—	9,524
Intangible assets subject to amortization, net	1,274	39	—	1,313
Other assets, at cost, net of accumulated amortization	49	7	—	56
Total assets	$14,630	6,064	(1)	20,693
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$221	(221)	—	—
Accounts payable	622	19	—	641
Accrued liabilities	586	48	—	634
Current portion of debt (note 4)	356	1,431	—	1,787
Other current liabilities	126	27	(1)	152
Total current liabilities	1,911	1,304	(1)	3,214
Long-term debt (note 4)	6,042	398	—	6,440
Deferred income tax liabilities	1,226	2,531	—	3,757
Other liabilities	273	15	—	288
Total liabilities	9,452	4,248	(1)	13,699
Equity/Attributed net assets (liabilities)	5,066	1,826	—	6,892
Noncontrolling interests in equity of subsidiaries	112	(10)	—	102
Total liabilities and equity	$14,630	6,064	(1)	20,693

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$2,424	139	2,563

Operating costs and expenses:
Cost of sales	1,538	83	1,621
Operating	157	20	177
Selling, general and administrative, including stock-based compensation (note 5)	261	33	294
Depreciation and amortization	214	7	221
	2,170	143	2,313
Operating income (loss)	254	(4)	250

Other income (expense):
Interest expense	(71)	(21)	(92)
Share of earnings (losses) of affiliates, net (note 3)	9	(9)	—
Realized and unrealized gains (losses) on financial instruments, net	5	338	343
Gains (losses) on dispositions, net	—	2	2
Other, net	20	79	99
	(37)	389	352
Earnings (loss) before income taxes	217	385	602
Income tax benefit (expense)	(79)	(136)	(215)
Net earnings (loss)	138	249	387
Less net earnings (loss) attributable to noncontrolling interests	11	—	11
Net earnings (loss) attributable to Liberty stockholders	$127	249	376

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$1,998	254	2,252

Operating costs and expenses:
Cost of sales	1,234	175	1,409
Operating	142	24	166
Selling, general and administrative, including stock-based compensation (note 5)	189	58	247
Depreciation and amortization	149	12	161
	1,714	269	1,983
Operating income (loss)	284	(15)	269

Other income (expense):
Interest expense	(70)	(20)	(90)
Share of earnings (losses) of affiliates, net (note 3)	9	78	87
Realized and unrealized gains (losses) on financial instruments, net	8	24	32
Gains (losses) on dispositions, net (note 1)	—	111	111
Other, net	(31)	2	(29)
	(84)	195	111
Earnings (loss) before income taxes	200	180	380
Income tax benefit (expense)	(80)	(42)	(122)
Net earnings (loss)	120	138	258
Less net earnings (loss) attributable to noncontrolling interests	8	8	16
Net earnings (loss) attributable to Liberty stockholders	$112	130	242

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$4,791	282	5,073

Operating costs and expenses:
Cost of sales	3,073	174	3,247
Operating, including stock-based compensation (note 5)	310	37	347
Selling, general and administrative, including stock-based compensation (note 5)	525	77	602
Depreciation and amortization	423	15	438
	4,331	303	4,634
Operating income (loss)	460	(21)	439

Other income (expense):
Interest expense	(147)	(38)	(185)
Share of earnings (losses) of affiliates, net (note 3)	30	(51)	(21)
Realized and unrealized gains (losses) on financial instruments, net	4	332	336
Gains (losses) on dispositions, net	—	9	9
Other, net	25	101	126
	(88)	353	265
Earnings (loss) before income taxes	372	332	704
Income tax benefit (expense)	(136)	(110)	(246)
Net earnings (loss)	236	222	458
Less net earnings (loss) attributable to noncontrolling interests	19	—	19
Net earnings (loss) attributable to Liberty stockholders	$217	222	439

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$3,936	530	4,466

Operating costs and expenses:
Cost of sales	2,455	369	2,824
Operating, including stock-based compensation	280	46	326
Selling, general and administrative, including stock-based compensation (note 5)	379	103	482
Depreciation and amortization	301	28	329
	3,415	546	3,961
Operating income (loss)	521	(16)	505

Other income (expense):
Interest expense	(145)	(40)	(185)
Share of earnings (losses) of affiliates, net (note 3)	33	57	90
Realized and unrealized gains (losses) on financial instruments, net	(2)	30	28
Gains (losses) on dispositions, net (note 1)	—	111	111
Other, net	(23)	9	(14)
	(137)	167	30
Earnings (loss) before income taxes	384	151	535
Income tax benefit (expense)	(104)	(21)	(125)
Net earnings (loss)	280	130	410
Less net earnings (loss) attributable to noncontrolling interests	17	8	25
Net earnings (loss) attributable to Liberty stockholders	$263	122	385

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$236	222	458
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	423	15	438
Stock-based compensation	37	18	55
Cash payments for stock based compensation	—	(91)	(91)
Excess tax benefit from stock based compensation	(7)	(1)	(8)
Share of (earnings) losses of affiliates, net	(30)	51	21
Cash receipts from return on equity investments	14	13	27
Realized and unrealized gains (losses) on financial instruments, net	(4)	(332)	(336)
(Gains) losses on dispositions	—	(9)	(9)
Deferred income tax (benefit) expense	(94)	390	296
Other, net	22	(85)	(63)
Intergroup tax allocation	274	(274)	—
Intergroup tax (payments) receipts	(104)	104	—
Changes in operating assets and liabilities
Current and other assets	369	23	392
Payables and other current liabilities	(491)	(17)	(508)
Net cash provided (used) by operating activities	645	27	672

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	129	129
Investments in and loans to cost and equity investees	—	(42)	(42)
Capital expended for property and equipment	(110)	(15)	(125)
Purchases of short term and other marketable securities	—	(264)	(264)
Sales of short term and other marketable securities	12	1,162	1,174
Investment in Liberty Broadband	—	(2,400)	(2,400)
Other investing activities, net	(2)	1	(1)
Net cash provided (used) by investing activities	(100)	(1,429)	(1,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	778	587	1,365
Repayments of debt	(923)	(1,096)	(2,019)
Repurchases of QVC Group common stock	(417)	—	(417)
Minimum withholding taxes on net settlements of stock-based compensation	(13)	—	(13)
Excess tax benefit from stock-based compensation	7	1	8
Other financing activities, net	(13)	3	(10)
Net cash provided (used) by financing activities	(581)	(505)	(1,086)
Effect of foreign currency rates on cash	4	—	4
Net increase (decrease) in cash and cash equivalents	(32)	(1,907)	(1,939)
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end period	$394	116	510

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$280	130	410
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	301	28	329
Stock-based compensation	24	20	44
Cash payments for stock based compensation	—	(10)	(10)
Excess tax benefit from stock-based compensation	(14)	(2)	(16)
Share of losses (earnings) of affiliates, net	(33)	(57)	(90)
Cash receipts from return on equity investments	14	13	27
Realized and unrealized gains (losses) on financial instruments, net	2	(30)	(28)
(Gains) losses on dispositions	—	(111)	(111)
Deferred income tax (benefit) expense	(91)	61	(30)
Other, net	25	7	32
Intergroup tax allocation	43	(43)	—
Intergroup tax (payments) receipts	(55)	55	—
Changes in operating assets and liabilities
Current and other assets	283	4	287
Payables and other current liabilities	(208)	(38)	(246)
Net cash provided (used) by operating activities	571	27	598

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	(2)	(96)	(98)
Cash receipts from returns of equity investments	200	—	200
Capital expended for property and equipment	(80)	(24)	(104)
Purchases of short term and other marketable securities	(80)	(546)	(626)
Sales of short term and other marketable securities	93	584	677
Other investing activities, net	(47)	—	(47)
Net cash provided (used) by investing activities	84	169	253

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,098	369	1,467
Repayments of debt	(1,288)	(340)	(1,628)
Repurchases of QVC Group common stock	(377)	—	(377)
Minimum withholding taxes on net settlements of stock-based compensation	(14)	1	(13)
Excess tax benefit from stock-based compensation	14	2	16
Other financing activities, net	(4)	(20)	(24)
Net cash provided (used) by financing activities	(571)	12	(559)
Effect of foreign currency rates on cash	(9)	—	(9)
Net increase (decrease) in cash and cash equivalents	75	208	283
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$497	2,092	2,589

Notes to Attributed Financial Information

(unaudited)

(1)

At June 30, 2016, the QVC Group is comprised of our consolidated subsidiaries, QVC and zulily, and our approximate 38% interest in HSN, Inc., accounted for under the equity method.  Accordingly, the accompanying attributed financial information for the QVC Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of QVC and zulily.  We have also attributed certain of our debt obligations (and related interest expense) to the QVC Group based upon a number of factors, including the cash flow available to the QVC Group and its ability to pay debt service and our assessment of the optimal capitalization for the QVC Group.  The specific debt obligations attributed to each of the QVC Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses among the QVC Group and the Ventures Group as described in note 5 below.

At June 30, 2016, the QVC Group is primarily comprised of our merchandise-focused televised shopping programs, Internet and mobile application businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the QVC Group.

At June 30, 2016, the Ventures Group consists of all of our businesses not included in the QVC Group, including Bodybuilding, CommerceHub and Evite, interests in Expedia, Inc., FTD, LendingTree, Inc. and Liberty Broadband and available-for-sale securities Charter Communications, Inc., Interval Leisure Group, Inc. and Time Warner Inc.  Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments as well as the assets, liabilities, revenue, expenses and cash flows of Bodybuilding, CommerceHub and Evite. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

As discussed in note 2 to the accompanying condensed consolidated financial statements, on May 18, 2016, Liberty completed a $2.4 billion investment in Liberty Broadband Corporation (“Liberty Broadband”) in connection with the merger of Charter Communications, Inc. ("Charter") and Time Warner Cable Inc. ("TWC"). The proceeds of this investment were used by Liberty Broadband to fund, in part, its acquisition of $5 billion of stock in the new public parent company (“New Charter”) of the combined enterprises. Liberty, along with third party investors, all of whom invested on the same terms as Liberty, purchased newly issued shares of Liberty Broadband Series C common stock at a per share price of $56.23, which was determined based upon the fair value of Liberty Broadband's net assets on a sum-of-the parts basis at the time the investment agreements were executed. Liberty's investment in Liberty Broadband was funded using cash on hand and is attributed to the Ventures Group.

As previously discussed, on October 1, 2015, Liberty acquired all of the outstanding shares of zulily for consideration of approximately $2.3 billion, comprised of $9.375 of cash and 0.3098 newly issued shares of Series A QVC Group common stock for each zulily share, plus cash paid in lieu of any fractional shares. Effective October 1, 2015, zulily is attributed to the QVC Group and we believe that its business is complementary to QVC’s.

As previously discussed, Liberty sold Backcountry on June 30, 2015 for aggregate consideration, including assumption of debt, amounts held in escrow, and a noncontrolling interest, of approximately $350 million. The sale resulted in a $105 million gain, which is included in “Gains (losses) on dispositions, net” in the accompanying condensed consolidated statement of operations.

Any businesses that we may acquire in the future that we do not attribute to the QVC Group will be attributed to the Ventures Group.

Notes to Attributed Financial Information

(unaudited)

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	June 30,	December 31,
	2016	2015
	amounts in millions
QVC Group
Other	$4	4
Total QVC Group	4	4
Ventures Group
Charter Communications, Inc. (1)	1,225	NA
Interval Leisure Group (2)	265	NA
Time Warner Inc.	201	284
Time Warner Cable Inc. (1)	NA	994
Other	75	71
Total Ventures Group	1,766	1,349
Consolidated Liberty	$1,770	1,353

____________________________________________________________________________________________________________________________________________________________

(1)

 As discussed in note 1, in connection with the merger of Charter and TWC, Liberty exchanged, in a tax-free transaction, its shares of TWC common stock for shares of New Charter Class A common stock, on a one-for-one basis, and Liberty has granted to Liberty Broadband a proxy and a right of first refusal with respect to the shares of New Charter Class A common stock held by Liberty in the exchange.

(2)

On May 12, 2016, Interval Leisure Group (“Interval”) completed an acquisition which was accomplished, in part, through the issuance of additional Interval shares.  As a result of the share issuance, Liberty’s ownership interest in Interval was reduced from approximately 28.7% to approximately 12.8%. Prior to the transaction, Interval was accounted for as an equity method investment.  As a result of the transaction, Liberty does not have ability to exercise significant influence.  Accordingly, Interval is classified as available-for-sale and is carried at fair value.

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	June 30, 2016			Three months ended		Six Months Ended
	Percentage	Carrying	Market	June 30,		June 30,
	ownership	value	value	2016	2015	2016	2015
	dollar amounts in millions
QVC Group
HSN, Inc.	38%	$182	979	10	12	32	37
Other	various	43	NA	(1)	(3)	(2)	(4)
Total QVC Group		225		9	9	30	33
Ventures Group
Expedia, Inc.	16%	888	2,509	2	76	(22)	80
FTD	37%	259	255	2	7	(1)	5
Other	various	153	NA	(13)	(5)	(28)	(28)
Total Ventures Group		1,300		(9)	78	(51)	57
Consolidated Liberty		$1,525		—	87	(21)	90

Notes to Attributed Financial Information

(unaudited)

Investment in Liberty Broadband

As discussed in note 2 to the accompanying condensed consolidated financial statements, in connection with the merger of Charter and TWC, on May 18, 2016, Liberty invested $2.4 billion in Liberty Broadband Series C nonvoting shares. As of June 30, 2016, Liberty has a 24% economic ownership interest in Liberty Broadband. Due to overlapping boards of directors and management, Liberty has been deemed to have significant influence over Liberty Broadband even though Liberty does not have any voting rights. Liberty has elected to apply the fair value option for its investment in Liberty Broadband as it is believed that the Company’s investors value this investment based on the trading price of Liberty Broadband. Liberty recognizes changes in the fair value of its investment in Liberty Broadband in realized and unrealized gains (losses) on financial instruments, net in the condensed consolidated statements of operations.

(4)

Notes to Attributed Financial Information

(unaudited)

(4)	Debt attributed to the QVC Group and the Ventures Group is comprised of the following:

	June 30, 2016
	Outstanding	Carrying
	principal	value
	amounts in millions
QVC Group
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	345	346
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.85% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	1,675	1,675
Other subsidiary debt	76	76
Deferred loan costs		(32)
Total QVC Group debt	6,437	6,398
Ventures Group
4% Exchangeable Senior Debentures due 2029	436	276
3.75% Exchangeable Senior Debentures due 2030	437	266
3.5% Exchangeable Senior Debentures due 2031	342	297
0.75% Exchangeable Senior Debentures due 2043	204	588
Ventures Margin Loan	375	375
Subsidiary level notes and facilities	29	29
Deferred loan costs	—	(2)
Total Ventures Group debt	1,823	1,829
Total consolidated Liberty debt	$8,260	8,227
Less current maturities		(1,787)
Total long-term debt		$6,440

(5)

Cash compensation expense for our corporate employees is allocated between the QVC Group and the Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-annual basis, estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group, which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the QVC Group to the Ventures Group were determined to be $8 million and $4 million for the three months ended June 30, 2016 and 2015, respectively, and $17 million and $8 million for the six months ended June 30, 2016 and 2015, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

Notes to Attributed Financial Information

(unaudited)

(6)

The QVC Group common stock and the Liberty Ventures common stock have voting and conversion rights under our restated charter.  Following is a summary of those rights.  Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B QVC Group common stock or the approval of the holders of only Series A and Series B Liberty Ventures common stock.

At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

(7)The intergroup payable (receivable) is primarily attributable to intergroup income taxes payable from the QVC Group to the Ventures Group.